EXHIBIT 99.1

CONTACT:  Mark Collinson
CCG Investor Relations
310-954-1343
10960 Wilshire Blvd., Suite 2050
Los Angeles, CA  90024

UNICO AMERICAN CORPORATION
ANNOUNCES SHARE REPURCHASE

Woodland Hills, CA, August 19, 2009 – Unico American Corporation (NASDAQ – “UNAM”) (“Unico,” the “Company”), an insurance holding company that, through its subsidiaries, including Crusader Insurance Company, offers a variety of property and casualty insurance products and services, today announced that it acquired 130,270 shares of its common stock in a single private unsolicited negotiated transaction with an unrelated party at a cost of approximately $1,182,851.

As previously discussed, under several programs, beginning in the year 2000, the Company may repurchase up to 1,445,000 shares of common stock.  The programs have no expiration date and may be terminated by the Board of Directors at any time.  Including a market purchase of 431 shares since the end of the second quarter, there is currently remaining an aggregate of 374,903 common shares authorized to be repurchased under these programs.

Under the Company’s share repurchase programs, Unico common stock may be purchased, from time to time, in privately negotiated transactions or in the open market, in compliance with the SEC's Rule 10b-18, subject to market conditions, applicable legal requirements and other factors.

"Our recent share repurchase activity, including this latest purchase, reflects continued confidence in Unico’s future prospects and the adequacy of our business and capital structure,” said Cary Cheldin CEO of Unico. "In addition, we believe Unico stock purchased at this price represented an attractive opportunity to deploy this capital in a way that will benefit shareholders," he added.

About Unico American Corporation

Headquartered in Woodland Hills, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through Crusader Insurance Company since 1985. For more information concerning Crusader Insurance Company, please visit its Web site at www.crusaderinsurance.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “believe,” ”expect,” “intend,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.